NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com Regency Centers Reports Fourth Quarter and Full Year 2018 Results JACKSONVILLE, FL. (February 13, 2019) – Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended December 31, 2018. Fourth Quarter and Full Year 2018 Highlights  Fourth quarter Net Income Attributable to Common Stockholders (“Net Income”) of $0.46 per diluted share.  Fourth quarter NAREIT Funds From Operations (“NAREIT FFO”) of $0.98 per diluted share and Operating Funds From Operations (“Operating FFO”) of $0.88 per diluted share.  Same property Net Operating Income (“NOI”) as adjusted, which reflects adjustments for the Equity One merger, excluding termination fees, increased 2.2% in the fourth quarter and 3.4% for the full year as compared to the same periods in the prior year.  Fourth quarter rent spreads on comparable new and renewal leases were 22.5% and 7.2%, respectively, with blended rent spreads of 9.3%.  As of December 31, 2018, the same property portfolio was 96.1% leased, a 20 basis point increase sequentially.  As of December 31, 2018, spaces greater than or equal to 10,000 square feet (“Anchors”) in the same property portfolio were 98.5% leased, a 50 basis point increase sequentially.  For the full year 2018, the Company started nearly $200 million of developments and redevelopments, contributing toward a five year goal of $1.25 to $1.50 billion.  During the fourth quarter, Regency acquired an interest in one shopping center for approximately $18.5 million and sold four shopping centers for approximately $82.2 million, at Regency’s share.  During the fourth quarter, Regency purchased approximately $122 million shares of common stock at an average price of $57.70 per share, bringing total share repurchase for the full year 2018 to approximately $247 million at an average price of $57.97 per share.  During the fourth quarter, Regency issued its inaugural Corporate Responsibility Report, highlighting the Company’s commitment to key environmental, social and governance initiatives.  Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.585 per share, representing an annualized increase of 5.4%. “Regency’s exceptional team again executed on our proven strategy, achieving over 3% same property NOI growth for the seventh consecutive year, starting nearly $200 million in compelling developments and redevelopments, further fortifying our strong balance sheet and highlighting our commitment to corporate responsibility” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Regency is well positioned to sustain growth in earnings, cash flow, and dividends and in turn, total shareholder returns in the evolving world of retail real estate.” iii

Financial Results Regency reported Net Income for the fourth quarter of $78.9 million, or $0.46 per diluted share compared to $85.1 million, or $0.50 per diluted share, for the same period in 2017. For the twelve months ended December 31, 2018, Net Income was $249.1 million, or $1.46 per diluted share, compared to $159.9 million, or $1.00 per diluted share, for the same period in 2017. The Company reported NAREIT FFO for the fourth quarter of $167.2 million, or $0.98 per diluted share, compared to $161.4 million, or $0.94 per diluted share, for the same period in 2017. For the twelve months ended December 31, 2018, NAREIT FFO was $652.9 million, or $3.83 per diluted share, compared to $494.8 million, or $3.09 per diluted share, for the same period in 2017. Certain non-recurring items recognized in Net Income and NAREIT FFO during 2018 include:  In the fourth quarter, the Company recognized a gain on sale of land in the amount of $5.6 million from the sale of a land parcel in Medford, Massachusetts, bringing the total gain on sale of land for the full year to $6.7 million.  The accelerated non-cash income of $6.2 million from a below-market rent balance associated with a Toys “R” Us lease acquired by the Company at bankruptcy auction.  Debt extinguishment expense in the amount of $11.2 million, associated with the early repayment of debt. The Company reported Operating FFO, which excludes certain non-recurring items as well as non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of debt mark-to-market, for the fourth quarter of $149.9 million, or $0.88 per diluted share, compared to $146.8 million, or $0.86 per diluted share, for the same period in 2017. For the twelve months ended December 31, 2018, Operating FFO was $603.8 million, or $3.54 per diluted share, compared to $544.8 million, or $3.40 per diluted share, for the same period in 2017. Portfolio Performance Regency’s portfolio is differentiated in its overall outstanding quality, breadth and scale. The strength of the Company’s merchandising mix, combined with placemaking elements and connection to its communities further differentiate Regency’s high quality portfolio. Regency’s national platform with 22 local market offices and teams offer critical strategic advantages and position the Company to achieve its objective to average 3% plus same property NOI growth over the long term, as it has accomplished over the past seven years. Fourth quarter same property NOI as adjusted, excluding termination fees, increased 2.2% compared to the same period in 2017. For the twelve months ended December 31, 2018, same property NOI as adjusted, excluding termination fees, increased 3.4% compared to the same period in 2017 driven by a contribution from base rent growth of 3.7%. In light of the merger with Equity One on March 1, 2017, same property NOI growth as adjusted is presented on a pro forma basis as if the merger had occurred January 1, 2017. Please refer to the Company’s supplemental package for additional details. As of December 31, 2018, Regency’s wholly owned portfolio plus its pro-rata share of co-investment partnerships was 95.6% leased. The same property portfolio was 96.1% leased, which is an increase of 20 basis points sequentially. Regency executed approximately 2 million square feet of comparable new and renewal leases during the quarter. Rent spreads on comparable new and renewal leases were 22.5% and 7.2%, respectively, with iv blended rent spreads of 9.3%. For the twelve months ended December 31, 2018, the Company executed approximately 6.3 million square feet of comparable new and renewal leases at blended rent spreads of 8.3%. Portfolio Enhancement and Capital Allocation Regency’s capital allocation strategy enables the Company to benefit from a self-funding model, in which free cash flow is the primary source of funding, and supports the development and redevelopment program on a leverage neutral basis. Regency’s development and redevelopment platform is a critical strategic advantage for creating significant value for shareholders. Together with the sales of lower growth assets, free cash flow also enables the Company to invest in high-growth acquisitions and share repurchases when pricing is compelling. This capital allocation strategy preserves Regency’s pristine balance sheet and allows the Company to add value and enhance the quality of the portfolio on a net accretive basis. Developments and Redevelopments For the full year 2018, the Company started nearly $200 million of developments and redevelopments, contributing toward a five year goal of $1.25 billion to $1.50 billion. At year end, the Company had 19 properties in development or redevelopment with combined, estimated net development costs of approximately $390 million. In-process development projects were a combined 62% funded and 79% leased, and are expected to yield an average return of 7.2%. During the fourth quarter, the Company started two ground up development projects:  Carytown Exchange (Richmond, VA) – A 107,000 square foot shopping center anchored by Publix. The estimated development cost of Carytown Exchange is approximately $26 million at a projected 7.3% stabilized yield.  The Village at Hunter’s Lake (Tampa, FL) – This 72,000 square foot shopping center anchored by Sprouts, will be surrounded by 250 separately owned multifamily units. The estimated development cost of The Village at Hunter’s Lake is approximately $22 million at a projected 8.0% stabilized yield. Regency also started three redevelopment projects during the quarter:  Market Common Clarendon (Washington, DC) – The redevelopment and densification of a vacant 130,000 square foot office building that will be anchored by a luxury fitness user, and also offer modern, loft-style office space with ground floor retail. Total project cost is approximately $54 million at a projected 8% - 9% stabilized yield.  Point 50 (Fairfax, VA) – At Point 50, the Company will construct a new 48,000 square foot shopping center with a Whole Foods to anchor this highly desirable site. Total project cost is approximately $17 million at a projected 7% - 8% stabilized yield.  Pablo Plaza (Jacksonville, FL) – A 154,000 square foot shopping center will be reconfigured with a new Whole Foods that will add to the compelling anchor lineup that includes Marshall’s and v

Homegoods. Total project cost is approximately $15 million at a projected 6% -7% stabilized yield. Property Transactions During the quarter, the Company began the phased acquisition of an interest in the Town and Country Center with an initial investment of approximately $18.5 million. Subsequent to quarter end, Regency acquired an additional interest in the shopping center bringing the total current investment to $36.3 million. Town and Country Center is a 230,000 square foot shopping center located in Los Angeles, CA, and anchored by Whole Foods and CVS with a vacant former K-Mart. The Company plans to redevelop the shopping center, which will include approximately 325 apartment units over ground floor retail developed by a best-in-class multifamily developer through an air rights lease transaction. For the full year 2018, the Company acquired seven properties for a total purchase price of $163.6 at Regency’s share. Regency sold four shopping centers during the fourth quarter of 2018 for combined proceeds of approximately $82 million. For the full year 2018, Regency sold 11 properties for a combined gross sales price of $225 million at a weighted average cap rate of 7.8%. Subsequent to year-end, Regency acquired a center in Seattle for $15.5 million. Melrose Market is a 21,000 square foot center located in the vibrant Capitol Hill neighborhood. Regency also sold four shopping centers subsequent to year-end for combined proceeds of $72.6 million. Share Repurchase Program During the quarter, Regency purchased 2.107 million shares of common stock at an average price of $57.70 per share for approximately $122 million, bringing total share repurchases for the full year 2018 to approximately $247 million shares of common stock at an average price of $57.97 per share. Regency’s Board authorized a refreshed share repurchase plan for an additional $250 million of shares of the Company’s common stock. This program is scheduled to expire on February 4, 2020. The timing of share repurchases under the program is dependent upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board. Balance Sheet Regency benefits from favorable access to capital through the strength of its balance sheet, supported by conservative leverage levels with a targeted Net Debt to EBITDA ratio of 5.0x. This positions Regency to weather potential challenges and potentially profit from investment opportunities in the future. As previously disclosed, during 2018 the Company further enhanced its already strong balance sheet via a $300 million unsecured bond offering on February 28, 2018, that extended duration and reduced overall interest expense. On March 26, 2018, the Company recast and upsized its credit facility to $1.25 billion, enhancing liquidity and financial flexibility. vi

Dividend Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.585 per share, representing an annualized increase of 5.4%. The dividend is payable on March 7, 2019, to shareholders of record as of February 25, 2019. Full Year 2019 Guidance Regency Centers issued initial 2019 guidance concurrently with the fourth quarter 2018 earnings release. Please refer to the Company’s fourth quarter 2018 Supplemental for a complete list of guidance. A 2019 Earnings and Valuation Guidance package with additional details can be found in the presentation section of the investor relations website at Investors.RegencyCenters.com. Full Year 2019 Guidance All figures pro-rata and in thousands, except per share data Net Income Attributable to Common Stockholders $1.36 to $1.42 ("Net Income") per diluted share(1) NAREIT Funds From Operations $3.83 to $3.89 ("NAREIT FFO") per diluted share(1) Same Property Net Operating Income 2.0% to 2.5% ("SP NOI") Growth excluding termination fees Development and Redevelopment starts $150,000 to $250,000 Estimated yield (weighted average) +/- 7.0% Acquistions +/- $16,000 Cap rate (weighted average) +/- 4.3% Dispositions +/- $200,000 Cap rate (weighted average) +/- 8.0% (1) 2019 includes the impact of ($0.05) per diluted share related to the adoption of the new lease accounting standard ASC 842 on January 1, 2019, that requires previously capitalized indirect internal leasing and legal costs to be expensed. vii

Conference Call Information To discuss Regency’s fourth quarter results and initial 2019 guidance, the Company will host a conference call and presentation on Thursday, February 14, 2019, at 11:00 a.m. ET. Dial-in and webcast information is listed below. Fourth Quarter 2018 Earnings Conference Call and 2019 Guidance Presentation Date: Thursday, February 14, 2019 Time: 11:00 a.m. ET Dial#: 877-407-0789 or 201-689-8562 Webcast: Investors.RegencyCenters.com Replay Webcast Archive: Investor Relations page under Events & Webcasts Non-GAAP Disclosure The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income (Loss) Attributable to Common Stockholders to NAREIT FFO. Operating FFO is an additional performance measure that excludes from NAREIT FFO: (i) transaction related income or expenses; (ii) impairments on land; (iii) gains or losses from the early extinguishment viii of debt; (iv) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and (v) other amounts as they occur. The Company believes Operating FFO, which excludes certain non-cash and non-comparable items from the computation of NAREIT FFO that affect the Company’s period-over- period performance, is useful to investors because it is more reflective of the core operating performance of its portfolio of properties. The Company provides a reconciliation of Net Income (Loss) to NAREIT FFO and Operating FFO for actual results. Reconciliation of Net Income (Loss) Attributable to Common Stockholders to NAREIT FFO and Operating FFO - Actual (in thousands) For the Periods Ended December 31, 2018 and 2017 Three Months Ended Year to Date 2018 2017 2018 2017 Reconciliation of Net Income (Loss) to NAREIT FFO: Net Income (Loss) Attributable to Common Stockholders$ 78,905 85,139 $ 249,127 159,949 Adjustments to reconcile to NAREIT Funds From Operations(1): Depreciation and amortization (ex cluding FF&E) 100, 422 98,036 390,603 364,908 Provision for impairment to operating properties 8,994 - 37,895 - Gain on sale of operating properties (21,335) (21,988) (25,293) (30,402) Exchangeable operating partnership units 166 171 525 388 NAREIT Funds From Operations $ 167,152 161,358$ 652,857 494,843 Reconciliation of NAREIT FFO to Operating FFO: NAREIT Funds From Operations$ 167,152 161,358 $ 652,857 494,843 Adjustments to reconcile to Operating Funds From Operations(1): Acquisition pursuit and closing costs - - - 138 Income tax benefit - (9,737) - (9,737) Gain on sale of land (5,628) (654) (6,659) (3,623) Prov ision for impairment to land - - 542 - Loss on derivative instruments and hedge ineffectiveness - (2) - (14) Early extinguishment of debt - 46 11,172 12,449 Interest on bonds for period from notice to redemption - - 600 - Merger related costs - 5,131 - 80,715 Merger related debt offering interest - - - 975 Preferred redemption costs - - - 12,227 Hurricane losses - 744 - 2,596 Straight line rent, net (3,652) (4,534) (17,292) (18,131) Above/below market rent amortization, net (7,440) (4,682) (34,171) (24,287) Debt premium/discount amortization (536) (899) (3,263) (3,340) Operating Funds From Operations $ 149,896 146,771$ 603,786 544,811 Weighted Average Shares For Diluted Earnings per Share 169,842 170,855 170,100 159,960 Weighted Average Shares For Diluted FFO and Operating FFO per Share 170,192 171,205 170,450 160,255 (1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests. ix

Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency's properties. The Company provides a reconciliation of net income to pro-rata same property NOI.

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to Pro-Rata Same Property NOI as adjusted - Actual (in thousands)

For the Periods Ended December 31, 2018 and 2017	**Three Months Ended**		**Year to Date**	
	2018	**2017**	**2018**	**2017**
Net Income (Loss) Attributable to Common Stockholders	$ 78,905	85,139	$ 249,127	159,949
Less:				
Management, transaction, and other fees	(7,495)	(6,806)	(28,494)	(26,158)
Income tax benefit	-	(9,737)	-	(9,737)
Gain on sale of real estate	(23,895)	(22,519)	(28,343)	(27,432)
Other[1]	(12,084)	(10,819)	(56,906)	(47,357)
Plus:				
Depreciation and amortization	92,876	90,444	359,688	334,201
General and administrative	13,544	18,006	65,491	67,624
Other operating expense, excluding provision for doubtful accounts	1,919	6,460	4,744	85,233
Other expense (income)	48,594	34,360	199,161	141,093
Equity in income of investments in real estate excluded from NOI [2]	11,597	14,771	56,680	53,290
Net income attributable to noncontrolling interests	831	802	3,198	2,903
Preferred stock dividends and issuance costs	-	-	-	16,128
NOI	204,792	200,101	824,346	749,737
Less non-same property NOI [3]	(7,627)	(7,490)	(31,997)	(26,029)
Plus same property NOI for non-ownership periods of Equity One[4]	-	-	-	42,762
Same Property NOI as adjusted	$ 197,165	192,611	$ 792,349	766,470
Same Property NOI as adjusted without Termination Fees	$ 196,598	192,388	$ 791,127	765,480
Same Property NOI as adjusted without Termination Fees or Redevelopments	$ 173,731	170,980	$ 700,353	686,761

[1] Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

[2] Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

[3] Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

[4] Refer to page ii of the Company's fourth quarter 2018 supplemental package for Same Property NOI detail for the non-ownership periods of Equity One.

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the SEC and, therefore, remain subject to adjustment.

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Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO— Guidance (per diluted share) Full Year NAREIT FFO Guidance: 2019 Low High Net income attributable to common stockholders$ 1.36 1.42 Adjustments to reconcile net income to NAREIT FFO: Depreciation and amortization 2.47 2.47 NAREIT Funds From Operations $ 3.83 3.89 The Company has published forward-looking statements and additional financial information in its fourth quarter 2018 supplemental information package that may help investors estimate earnings for 2019. A copy of the Company’s fourth quarter 2018 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year ended December 31, 2018. Regency may, but assumes no obligation to, update information in the supplemental package from time to time. About Regency Centers Corporation (NASDAQ: REG) Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com. ### Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. xi